Exhibit 23.3

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-1, in each related prospectus and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of Acushnet Holdings Corp., a Delaware corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of her biographical information in the Registration Statement.

In witness whereof, this Consent is signed and dated as of the 17 day of June, 2016.

/s/ Jennifer O. Estabrook
Jennifer O. Estabrook